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                                                                     EXHIBIT 3.5



                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF INCORPORATION
                                          OF
                          BRIGHTON TECHNOLOGIES CORPORATION


          The undersigned certifies that:

           1. He is the Secretary of Brighton Technologies Corporation, a Delaware corporation (the "Corporation").

           2. The FOURTH ARTICLE of the Certificate of Incorporation of the Corporation is amended to by adding the following:

               "Effective as of 5:00 p.m. Eastern time on October 10, 1997, each outstanding three (3) shares of common stock shall be automatically converted into one (1) share of common stock. Any fractional shares resulting from such automatic conversion shall be rounded upward to the nearest whole share.";

           3. The foregoing amendment to the Certificate of Incorporation of the Corporation was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and approved by the holders of a majority of the shares of the Corporation's common stock, in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

          The undersigned further declares under penalty of perjury under the laws of the State of Delaware, that the matters set forth in this Certificate are true and correct of his own knowledge.

Dated:  October 9, 1997

                                                /s/ Warren Wang
                                                -----------------------------
                                                Warren Wang,
                                                Secretary